Exhibit 99.1

Asconi Corporation Releases Earnings Guidance For Fiscal 2003

ORLANDO, Fla., Oct 6, 2003 /PRNewswire-FirstCall via COMTEX/ — Asconi Corporation (OTC Bulletin Board: ASCP), a leading Eastern European producer of wines and spirits, today released its earnings guidance for fiscal 2003 ending December 31, 2003.

Asconi expects net income for the full fiscal 2003 to be between $2.5 and $2.8 million, or between 20 cents and 23 cents per share. Adjusted net income for the entire fiscal year is projected to grow about 160 to 190 percent, compared to fiscal 2002 adjusted net income of $.96 million, or $0.07 per share.

Asconi expects to post net revenues for the year at about $16 to $17 million, a 15 to 22 percent increase from fiscal year 2002 when revenues reached $13.95 million.

The increase in revenues and net income is expected from the continued organic growth in both traditional and new markets. The increase in net income is also expected to result from better margins in a number of primary markets, such as the Russian Federation, as Asconi’s focus on premium and super premium wines has started to result in higher prices for the Company’s products charged at the retail level, which, in turn, allows Asconi to negotiate better terms with distributors.

About Asconi Corporation

Asconi Corporation (OTC Bulletin Board: ASCP) is a leading producer of wines and spirits with production facilities located in Eastern Europe. Asconi currently markets its products in seventeen countries worldwide offering an extensive portfolio of over 350 items in fifty product lines. The Company is vertically integrated in every aspect of wine and spirits production and distribution, from processing grapes to sales of alcoholic beverages.

Asconi has four core business functions:

—International and regional distribution of bottled wines and spirits;

—Grape processing and production of a large variety of wines;

—Processing, storage and aging of wine;

—Production of wheat alcohol and spirits, including vodka and brandy.

With revenues of approximately $13.95 million, income from operations of $1.78 million and net income of approximately $1 million in 2002; revenues of approximately $6.16 million, income from operations of $1 million and net income of $1.03 million during the first six months of 2003, Asconi is the leader in the wine-making and wine export markets of Moldova. Substantial revenue growth of 27% and 123% has been achieved in 2002 and 2001, with revenues growing from $4.9 million in 2000 to $13.95 million in 2002. Income from operations grew from $1.15 million in 2000 to $1.78 million in 2002 and from $.67 million to $1 million in the first half of fiscal 2003 as compared to the same period of 2002.

For more information, please visit www.asconi.com.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: The statements in the press release that relate to the company’s expectations with regard to the future impact on the company’s results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur.

Contact: Mr.	Serguei Melnik

Asconi Corporation

Chief Operations Officer

Phone: 407-679-9463

Email: info@asconi.com